Exhibit 99.1
THORATEC ANNOUNCES PURCHASE OF 67,000-SQUARE FOOT BUILDING,
NEW FACILITY WILL PROVIDE CAPACITY FOR FUTURE EXPANSION
     (PLEASANTON, CA), September 6, 2005—Thoratec Corporation (NASDAQ: THOR), a world leader in products to treat cardiovascular disease, said today that it has signed an agreement to purchase a 67,000-square foot office building in Pleasanton, California. The purchase price for the facility, which is located immediately adjacent to the company’s current headquarters building, is approximately $13.4 million, subject to certain adjustments at closing.
     Escrow for the transaction is expected to close in early January 2006 and is subject to the satisfactory results of a customary due diligence review of the property. The company said it expects to incur some capital expenditures for tenant improvements to the building beginning in 2006 and over the next several years. Thoratec employees currently housed in a leased facility about a block away—along with corporate and cardiovascular divisional staff from the current headquarters facility—are expected to begin moving into the newly-purchased building during the first quarter of next year. This will allow the current Pleasanton facility to be focused on expanded VAD (Ventricular Assist Device) manufacturing operations going forward.
     “The purchase of this facility is a great opportunity for Thoratec. Its location directly next to our current facility will not only enhance our operating efficiency in the near-term, but provides us the capacity for growth that we expect to experience in the future,” said D. Keith Grossman, president and chief executive officer of Thoratec. “We believe the building’s location will also make it a valuable asset over time, making it a prudent use of our strengthening balance sheet, which had approximately $171 million in cash and short-term investments available for sale at June 30, 2005,” he added.
     “As we previously reported, our performance as of the end of the first two quarters of 2005 has been very solid, with an 18 percent increase in year-over-year revenues, a significant improvement in profitability and exciting progress in our important Phase II pivotal trial for the HeartMate® II. We are excited about the opportunities this transaction creates not only in the near-term but what it means for the long-term growth of the company,” he added.

TNR-399	Continued.....
Corporate Headquarters
Thoratec Corporation 6035 Stoneridge Drive, Pleasanton, CA 94588 Tel 925-847-8600 Fax 925-847-8574 www.thoratec.com

Burlington Office	Rancho Cordova Office
23 Fourth Avenue, Burlington, MA 01803	2945 Kilgore Road, Rancho Cordova, CA 95670
Tel 781-272-0139 Fax 781-852-8390	Tel 916-852-2833 Fax 916-638-3216

Thoratec Announces Purchase of 67,000-Square Foot Building,
New Facility Will Provide Capacity for Future Expansion
     Thoratec Corporation is a world leader in hemodynamic restoration therapy—developing products to treat cardiovascular disease. The company’s product line includes the Thoratec® VAD (ventricular assist device) and HeartMate LVAS (left ventricular assist system) with more than 9,500 implanted in patients suffering from heart failure. Thoratec’s product line also includes the Vectra® vascular access graft (VAG) for patients undergoing hemodialysis. Additionally, its International Technidyne Corporation (ITC) division supplies blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com.
     Many of the preceding paragraphs, particularly but not exclusively those addressing guidance for future performance or timelines and milestones for clinical trials, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “expects,” “projects,” “hopes,” “believes,” “could,“and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to the development of new markets including Destination Therapy, the growth of existing markets for our products, customer and physician acceptance of Thoratec products, changes in the mix of Thoratec product sales and the related gross margin for such products sales, the results of clinical trials including the HeartMate II, the ability to improve financial performance, regulatory approval processes, the effect of healthcare reimbursement and coverage policies, the effects of seasonality in Thoratec product sales, the effect of price competition from any Thoratec competitors, the effects of any merger and acquisition-related activities and the ability to timely complete the acquisition and renovation of real property. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Thoratec’s public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, “Factors That May Affect Future Results” in Thoratec’s most recent annual report on Form 10-K and quarterly report on Form 10-Q. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Investor Contact:	Media Contact:
Keith Grossman	Jennifer Chan
President, Chief Executive Officer	FischerHealth, Inc.
Thoratec Corporation	(310) 577-7870, ext. 164
(925) 847-8600	jchan@fischerhealth.com
or
Neal Rosen
Kalt Rosen & Co.
(415) 397-2686
Corporate Headquarters
Thoratec Corporation 6035 Stoneridge Drive, Pleasanton, CA 94588 Tel 925-847-8600 Fax 925-847-8574 www.lhoratec.com

Burlington Office	Rancho Cordova Office
23 Fourth Avenue, Burlington, MA 01803	2945 Kilgore Road, Rancho Cordova, CA 95670
Tel 781-272-0139 Fax 781-852-8390	Tel 916-852-2833 Fax 916-638-3216